Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Animas Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-116640) of Animas Corporation of our report dated March 25, 2005, with respect to the consolidated balance sheets of Animas Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Animas Corporation.

Philadelphia, Pennsylvania
March 25, 2005